Exhibit 99.1

NEWS RELEASE

Feb. 8, 2007

Media Contacts: Mary De La Garza 972-453-7016 mary.delagarza@idearc.com

David Matthews 972-453-7691 david.matthews@idearc.com

Investor Relations Contact: Dee Jones 972-453-7364 dee.jones@idearc.com

Idearc Reports Strong Earnings and Cash Flow

Quarterly Dividend Declared

DALLAS – Idearc Inc. (NYSE: IAR), publisher of the Verizon Yellow Pages and provider of SuperPages.com (www.superpages.com), today announced that its strong cash flow will fund a quarterly dividend for shareholders. The company also announced 2006 financial results consistent with expectations.

Idearc’s industry–leading business model, recurring revenue streams and strong cash flow enable the company to provide a solid cash return to shareholders, service debt and be opportunistic in evaluating investment opportunities.

Key Idearc Accomplishments:

•	Completes successful spin-off from Verizon

•	Fourth-quarter and year-end results reflect continued improvement in published revenue

•	Reiterates guidance for 2007

Idearc News Release, page 2

“This is an exciting day for us,” said Kathy Harless, Idearc president and CEO. “We’re off to a strong start as a publicly traded company. We have an established, value-generating portfolio, a resilient multi-platform business model and a national base of diverse markets.”

Harless continued: “Our spin-off from Verizon is complete and our dividend indicates a commitment to tangible returns to our shareholders. We are focused on driving our multi-platform revenue. We are on track to meet our revenue forecast for 2007, and our earnings guidance remains consistent with previous forecasts.”

Dividend Declaration - Strong cash flow allows dividend payment

Yesterday, Feb. 7, 2007, the Idearc board of directors declared our first quarterly dividend of 34.25 cents per outstanding share. The dividend is payable on or about March 15, 2007, to our shareholders of record at the close of business on Feb. 21, 2007.

Operational Overview - Completes successful spin-off from Verizon

Idearc successfully completed a spin-off from Verizon Communications on Nov. 17, 2006, through a tax-free distribution by Verizon of shares of our common stock to Verizon’s shareholders. Our common stock began public trading on the New York Stock Exchange on Nov. 20, 2006. Idearc is now a stand-alone entity with approximately 146 million common shares outstanding.

Idearc has a broad national footprint - a key differentiator among our competitors. We have a presence in 81 of the top 100 domestic DMAs (Designated Marketing Area) including “incumbent” markets served by Verizon’s wireline business and “independent” markets that are not served by Verizon’s domestic telecom unit. DMA is a widely used term to define market coverage and penetration in the advertising industry.

Idearc News Release, page 3

Through a 30-year publishing agreement with Verizon, Idearc is the official publisher of Verizon print directories, with rights to publish yellow pages under the Verizon brand in both incumbent and independent markets.

We estimate we have successfully captured more than 70 percent of the aggregate market share in our top 15 incumbent MSA markets, based on 2005 revenues. We also operate in 42 independent MSA markets from coast to coast. We select independent markets based on the ability to profitably generate revenue, populate content on SuperPages.com and broaden our reach and appeal to large national advertisers.

Idearc publishes more than 1,200 directory titles and distributes more than 130 million copies in 35 states and the District of Columbia.

SuperPages.com is the number one Internet yellow pages site, as measured by the most recently available search share data. The site includes a free basic listing for the approximately 19 million businesses in the U.S. Approximately 11 million businesses have profiles with enhanced content.

SuperPages.com has an attractive revenue model that includes fixed-fee and industry-leading performance-based advertising products that enhance our basic listing content. Fixed-fee advertising includes options such as advertisement placement on SuperPages.com, extended distribution and Web site development for advertisers. Performance-based advertising products generate revenue when consumers connect with advertisers by clicking through to their Web sites or by calling their businesses.

Idearc’s agreements with Google and Yahoo! bring the company strategic relationships, as well as augment SuperPages.com’s position as a leader in local search. These agreements also bring an enhanced level of support for SuperPages.com’s performance-based advertisers.

Financial Overview - Delivers fourth-quarter/year-end 2006 financial results consistent with expectations

Idearc reported net income of $99 million, or 68 cents per diluted share, for the fourth quarter of 2006 and $772 million, or $5.29 per diluted share, for the full year. Net income includes

Idearc News Release, page 4

one-time costs related to the spin-off, a month and a half of interest expense related to Idearc’s debt issued in connection with the spin-off, and pension and other post retirement benefit expenses allocated to us from Verizon. Adjusting for these items in the manner described in the accompanying financial schedules, Idearc’s pro forma net income was $97 million or 67 cents per diluted share, for the fourth quarter of 2006 and $465 million, or $3.19 per diluted share for the full year.

Revenue for 2006 of $3.2 billion reflected an expected decrease of 4.5 percent from 2005. For the fourth quarter, revenue of $801 million was down 2.4 percent, compared to the same period last year.

Pro forma revenue for 2006 declined 3.4 percent as compared to pro forma revenue for the prior year. Pro forma revenue in the fourth quarter 2006 reflects continuing improvement in performance with a decline of only 1.7 percent over pro forma revenue for the same period in the prior year.

Internet revenue of $230 million for 2006 grew $33 million, or 16.8 percent, from 2005. SuperPages.com’s strong revenue growth resulted from an approximately 20 percent year-over-year increase in the number of advertisers and a significant increase in usage as measured by a 90 percent increase in Internet yellow pages searches. In the fourth quarter, SuperPages.com delivered revenue of $63 million, an increase of $13 million, or 26 percent, as compared to the fourth-quarter 2005. During 2006, the SuperPages.com network had more than 2.8 billion searches.

Idearc also reported operating income before interest, taxes, depreciation and amortization (OIBITDA) of $285 million for the fourth quarter and $1.412 billion for the full year. On a pro forma basis, these results were $363 million and $1.537 billion, producing OIBITDA margins of 45.3 percent and 47.8 percent for the respective periods.

Published Print Revenue Results - Improvement of 580 basis points for fourth quarter 2006 over fourth quarter 2005

Idearc reported published print revenue for the full year 2006, showing an improvement of approximately 270 basis points relative to 2005 results. Published print revenue in 2005 reflected a decline of 5.6 percent as compared to the prior year. This measure improved significantly in 2006 as a result of our investment in sales force, new products and other initiatives, declining 2.9 percent versus 2005.

Idearc News Release, page 5

The fourth quarter 2006 published print revenue showed an even greater improvement, declining only 1.0 percent versus the same period in 2005, an improvement of 580 basis points from the fourth quarter 2005 performance.

2007 Guidance - Approaching flat multi-product revenues

We are reiterating 2007 guidance provided at the time of our spin-off, noting close to flat multi-product revenues expected for the year and only slight OIBITDA margin contraction from 2006 pro forma results due to continued changes in our revenue mix.

Harless concluded: “I want to reiterate my confidence in our strategy and our prospects for the future. The company, now known as Idearc, has a long and successful history. Now, as a new publicly-traded media company, I know we have the right value proposition and fiscal management to continue to grow in this rapidly changing environment.”

Individuals within the United States can access the earnings call by dialing 800-683-1525. International participants should dial 973-872-3197. The passcode for the call is: 8363261. In order to ensure a prompt start time, please dial into the call by 9:50 a.m. (Eastern). A replay of the teleconference can be accessed at www.idearc.com. There is no pass code for the replay. In addition, a live webcast will be available on Idearc’s Web site at www.idearc.com.

Note: This press release includes non-GAAP financial measures. See the financial schedules accompanying this press release and www.idearc.com/investor for reconciliations of these non-GAAP financial measures to generally accepted accounting principles (GAAP).

Idearc News Release, page 6

IDEARC INC.

Consolidated Statements of Income - Reported (GAAP)

				(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Operating Revenue
Print products	$737	$764	(3.5)	$2,978	$3,147	(5.4)
Internet	63	50	26.0	230	197	16.8
Other	1	7	(85.7)	13	30	(56.7)

Total Operating Revenue	801	821	(2.4)	3,221	3,374	(4.5)

Operating Expense
Selling	199	190	4.7	732	646	13.3
Cost of sales (exclusive of depreciation and amortization)	155	161	(3.7)	629	622	1.1
General and administrative	162	71	128.2	448	374	19.8
Depreciation and amortization	22	23	(4.3)	89	91	(2.2)

Total Operating Expense	538	445	20.9	1,898	1,733	9.5

Operating Income	263	376	(30.1)	1,323	1,641	(19.4)
Interest expense (income), net	81	(6)	NM	60	(16)	NM

Income Before Provision for Income Taxes	182	382	(52.4)	1,263	1,657	(23.8)
Provision for income taxes	83	145	(42.8)	491	632	(22.3)

Net Income	$99	$237	(58.2)	$772	$1,025	(24.7)

Basic and Diluted Earnings per Share (1)	$.68	$1.63	(58.3)	$5.29	$7.03	(24.8)
Weighted average number of common shares (in millions)	146	146		146	146

Notes:

(1)

The number of shares issued for the spin-off of Idearc on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations it was assumed that approximately 146 million shares were outstanding for the entire period. No additional shares were issued through December 31, 2006.

Idearc News Release, page 7

IDEARC INC.

Consolidated Statements of Income - Reconciliation from Reported (GAAP) to Adjusted (Non-GAAP) and Pro Forma (Non-GAAP)

	(dollars in millions, except per share amounts)
		Non-Recurring Items			Pro Forma Items
Unaudited	3 Mos. Ended 12/31/06 Reported (GAAP)	Stock Based Compensation Charge(3)	Separation Costs(4)	3 Mos. Ended 12/31/06 Adjusted Non- GAAP	Pension OPEB Reduction(5)	Printing Contract(6)	Debt(7)	3 Mos. Ended 12/31/06 Pro Forma Non-GAAP
Operating Revenue
Print products	$737	$—	$—	$737	$—	$—	$—	$737
Internet	63	—	—	63	—	—	—	63
Other	1	—	—	1	—	—	—	1

Total Operating Revenue	801	—	—	801	—	—	—	801

Operating Expense
Selling	199	—	—	199	(5)	—	—	194
Cost of sales (exclusive of depreciation and amortization)	155	—	—	155	(1)	(3)	—	151
General and administrative	162	(39)	(28)	95	(2)	—	—	93
Depreciation and amortization	22	—	—	22	—	—	—	22

Total Operating Expense	538	(39)	(28)	471	(8)	(3)	—	460

Operating Income	263	39	28	330	8	3	—	341
Interest expense (income), net	81	—	—	81	—	—	95	176

Income Before Provision for Income Taxes	182	39	28	249	8	3	(95)	165
Provision for income taxes	83	15	3	101	3	1	(37)	68

Net Income	$99	$24	$25	$148	$5	$2	$(58)	$97

Basic and Diluted Earnings per Share (1)	$.68	$.16	$.17	$1.02	$.04	$.01	$(.40)	$.67

Operating Income	$263	$39	$28	$330	$8	3	—	$341
Depreciation and Amortization	22	—	—	22	—	—	—	22

OIBITDA (non-GAAP) (2)	$285	$39	$28	$352	$8	3	—	$363

OIBITDA (non-GAAP) margin (2)	35.6%			43.9%				45.3%

Notes:

(1)

The number of shares issued for the spin-off of Idearc on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations it was assumed that approximately 146 million shares were outstanding for the entire period. No additional shares were issued through December 31, 2006.

(2)	OIBITDA is a non-GAAP measure that represents Operating Income Before Interest, Taxes, Depreciation, and Amortization. OIBITDA margin is calculated by dividing OIBITDA by total operating revenue.
(3)

The stock-based compensation charge reflects a one-time adjustment to record stock compensation expense of $39 million associated with Verizon stock-based compensation and other stock-based awards that vested at the time of spin.

(4)	Separation costs are non-recurring costs associated with becoming a stand-alone entity as a result of the spin-off from Verizon.
(5)

On-going net pension and OPEB expenses are expected to be reduced, primarily as a result of the 414(l) pension asset transfer from the Verizon Pension Plan as the result of the Idearc spin-off from Verizon. This pro forma adjustment is to reflect the expected on-going pension and OPEB cost levels during this historical period.

(6)	Reflects the impact of entering into a new contract with R.R. Donnelley and Sons which resulted in a reduction in printing cost rates.
(7)

As a result of the spin on November 17, 2006, Idearc now has $9.1 billion of debt and will incur interest expense that it did not incur in the past. This pro forma adjustment is to reflect the ongoing interest expense levels during this historical period.

Idearc News Release, page 8

IDEARC INC.

Consolidated Statements of Income - Reconciliation from Reported (GAAP) to Adjusted (Non-GAAP) and Pro Forma (Non-GAAP)

(dollars in millions, except per share amounts)
		Non-Recurring Items			Pro Forma Items
Unaudited	12 Mos. Ended 12/31/06 Reported (GAAP)	Stock Based Compensation Charge (3)	Separation Costs (4)	12 Mos. Ended 12/31/06 Adjusted Non-GAAP	Pension OPEB Reduction (5)	Printing Contract (6)	Debt (7)	12 Mos. Ended 12/31/06 Pro Forma Non-GAAP
Operating Revenue
Print products	$2,978	$—	$—	$2,978	$—	$—	$—	$2,978
Internet	230	—	—	230	—	—	—	230
Other	13	—	—	13	—	(7)	—	6

Total Operating Revenue	3,221	—	—	3,221	—	(7)	—	3,214

Operating Expense
Selling	732	—	—	732	(26)	—	—	706
Cost of sales (exclusive of depreciation and amortization)	629	—	—	629	(8)	(28)	—	593
General and administrative	448	(39)	(30)	379	(1)	—	—	378
Depreciation and amortization	89	—	—	89		—	—	89

Total Operating Expense	1,898	(39)	(30)	1,829	(35)	(28)	—	1,766

Operating Income	1,323	39	30	1,392	35	21	—	1,448
Interest expense (income), net	60	—	—	60	—	—	642	702

Income Before Provision for Income Taxes	1,263	39	30	1,332	35	21	(642)	746
Provision for income taxes	491	15	4	510	13	8	(250)	281

Net Income	$772	$24	$26	$822	$22	$13	$(392)	$465

Basic and Diluted Earnings per Share (1)	$5.29	$.17	$.18	$5.64	$.15	$.09	$(2.69)	$3.19

Operating Income	$1,323	$39	$30	$1,392	$35	21	—	$1,448
Depreciation and Amortization	89	—	—	89	—	—	—	89

OIBITDA (non-GAAP) (2)	$1,412	$39	$30	$1,481	$35	21	—	$1,537

OIBITDA (non-GAAP) margin (2)	43.8%			46.0%				47.8%

Notes:

(1)

The number of shares issued for the spin-off of Idearc on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations it was assumed that approximately 146 million shares were outstanding for the entire period. No additional shares were issued through December 31, 2006.

(2)	OIBITDA is a non-GAAP measure that represents Operating Income Before Interest, Taxes, Depreciation, and Amortization. OIBITDA margin is calculated by dividing OIBITDA by total operating revenue.
(3)

The stock-based compensation charge reflects a one-time adjustment to record stock compensation expense of $39 million associated with Verizon stock-based compensation and other stock-based awards that vested at the time of spin.

(4)	Separation costs are non-recurring costs associated with becoming a stand-alone entity as a result of the spin-off from Verizon.
(5)

On-going net pension and OPEB expenses are expected to be reduced, primarily as a result of the 414(l) pension asset transfer from the Verizon Pension Plan as the result of the Idearc spin-off from Verizon. This pro forma adjustment is to reflect the expected on-going pension and OPEB cost levels during this historical period.

(6)

Reflects the impact of entering into a new contract with R.R. Donnelley and Sons which resulted in exiting the commercial printing business ($7 million in revenue and $4 million in costs) and a reduction in printing cost rates.

(7)

As a result of the spin on November 17, 2006, Idearc now has $9.1 billion of debt and will incur interest expense that it did not incur in the past. This pro forma adjustment is to reflect the ongoing interest expense levels during this historical period.

Idearc News Release, page 9

IDEARC INC.

Operating Revenue - Reconciliation from Reported (GAAP) to Pro Forma (Non-GAAP)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 12/31/06	3 Mos. Ended 12/31/05	% Change	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	% Change
Operating Revenue (GAAP)	$801	$821	(2.4)	$3,221	$3,374	(4.5)

2005 Sale of Hawaii Operations (1)	—	—	NM	—	(22)	(100.0)
2006 Sale of Printing Assets (2)	—	(6)	(100.0)	(7)	(24)	(70.8)

Pro Forma Operating Revenue (non-GAAP)	$801	$815	(1.7)	$3,214	$3,328	(3.4)

Notes:

(1)	Reflects May 2005 sale of our directory markets in Hawaii.
(2)	Reflects February 2006 sale of our printing assets which results in us no longer deriving revenue from commercial printing services.

Idearc News Release, page 10

IDEARC INC.

Consolidated Balance Sheet -Reported (GAAP)

(dollars in millions)
Unaudited	12/31/06	12/31/05	$ Change
Assets
Current assets:
Cash and cash equivalents	$172	$—	$172
Note receivable due from Verizon	—	348	(348)
Accounts receivable, net of allowances of $76 and $80	325	366	(41)
Deferred directory costs	147	168	(21)
Current deferred tax assets	50	33	17
Prepaid expenses and other	13	27	(14)

Total current assets	707	942	(235)

Plant, property and equipment	474	511	(37)
Less: accumulated depreciation	331	347	(16)

	143	164	(21)

Goodwill	73	70	3
Other intangible assets, net	103	123	(20)
Pension assets	174	—	174
Non-current deferred tax assets	21	113	(92)
Debt issuance costs	97	—	97

Total Assets	$1,318	$1,412	$(94)

Liabilities and Parent’s Equity / Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$412	$332	$80
Deferred revenue	190	209	(19)
Current maturities of long-term debt	48	—	48
Other	42	43	(1)

Total current liabilities	692	584	108

Long-term debt	9,067	—	9,067
Employee benefit obligations	401	499	(98)
Other liabilities	4	4	—

Parent’s equity / shareholders’ equity (deficit):
Common stock ($.01 par value; 225 million authorized, 145,851,862 shares issued and outstanding in 2006)	1	—	1
Parent’s equity	—	325	(325)
Additional paid-in capital (deficit)	(8,786)	—	(8,786)
Retained earnings	7	—	7
Accumulated other comprehensive loss	(68)	—	(68)

Total parent’s equity / shareholders’ equity (deficit)	(8,846)	325	(9,171)

Total Liabilities and Parent’s Equity / Shareholders’ Equity (Deficit)	$1,318	$1,412	$(94)

Idearc News Release, page 11

IDEARC INC.

Condensed Consolidated Statements of Cash Flows - Reported (GAAP)

(dollars in millions)
Unaudited	12 Mos. Ended 12/31/06	12 Mos. Ended 12/31/05	$ Change
Cash Flows From Operating Activities
Net Income	$772	$1,025	$(253)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	89	91	(2)
Employee retirement benefits	50	48	2
Deferred income taxes	(55)	11	(66)
Provision for uncollectible accounts	140	167	(27)
Changes in current assets and liabilities
Accounts receivable	(96)	(121)	25
Deferred directory costs	21	6	15
Other current assets	(6)	—	(6)
Accounts payable and accrued liabilities	33	(44)	77
Other, net	45	56	(11)

Net cash provided by operating activities	993	1,239	(246)

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(64)	(78)	14
Acquisition	(16)	—	(16)
Proceeds from sale of assets	20	—	20
Other, net	19	2	17

Net cash used in investing activities	(41)	(76)	35

Cash Flows From Financing Activities
Proceeds from issuance of long term-debt	1,953	—	1,953
Change in note receivable	348	(105)	453
Dividends / returns of capital paid to former parent	(652)	(1,058)	406
Net transactions with former parent related to spin	(2,429)	—	(2,429)

Net cash used in financing activities	(780)	(1,163)	383

Increase in cash and cash equivalents	172	—	172
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$172	$—	$172

Idearc News Release, page 12

IDEARC INC.

Reconciliation of Print Products Revenue (GAAP) to Published Print Revenue (non-GAAP)

(dollars in millions)
	Twelve Months Ended
Unaudited	2006	2005	2004
Print Products Revenue (GAAP)	$2,978	$3,147	$3,318
% Growth YoY	-5.4%	-5.2%

Less: Net difference in Published Print versus Amortized Revenue recognition methodology	70	153	147

Published Print Revenue (non-GAAP) (1)	$2,908	$2,994	$3,171
% Growth YoY	-2.9%	-5.6%

(1)	Published Print Revenue represents the total revenue value of directories published that will be amortized over the life of the directory, typically 12 months.

IDEARC INC.

Reconciliation of Print Products Revenue (GAAP) to Published Print Revenue (non-GAAP)

(dollars in millions)
	Three Months Ended
Unaudited	2006	2005	2004
Print Products Revenue (GAAP)	$737	$764	$809
% Growth YoY	-3.5%	-5.5%

Less: Net difference in Published Print versus Amortized Revenue recognition methodology	(123)	(104)	(123)

Published Print Revenue (non-GAAP) (1)	$860	$868	$932
% Growth YoY	-1.0%	-6.8%

(1)	Published Print Revenue represents the total revenue value of directories published that will be amortized over the life of the directory, typically 12 months.

Idearc News Release, page 13

IDEARC’S ONLINE NEWS CENTER: Idearc news releases, fact sheets, biographies, media contacts, high quality video and images, and other information are available at Idearc’s News Center on the World Wide Web at www.idearc.com/pressroom.

Some statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Idearc Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.Statements preceded by, followed by or that otherwise include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks could cause future results to differ from those expressed by the forward-looking statements included in this press release. These risks include, but are not limited to, the following:

•	risks inherent in our spin-off from our former parent corporation, Verizon Communications Inc., including increased costs and reduced profitability associated with operating as an independent company;

•	risks related to borrowings made in connection with the spin-off from Verizon Communications Inc.;

•	risks associated with our dependence on key agreements entered into with Verizon Communications Inc. in connection with the spin-off;

•	risks associated with our ability to replicate services provided to us by Verizon Communications Inc. prior to our spin-off and currently under the transition services agreement;

•	increased demands on our management teams as a result of operating as an independent company;

•	changes in our competitive position due to competition from other yellow pages publishers and search engines and/or our ability to anticipate or respond to changes in technology and user preferences;

•	changes in the availability and cost of printing raw materials and third party printers and distributors;

•	changes in U.S. labor, business, political and/or economic conditions;

•	changes in governmental regulations and policies and actions of regulatory bodies;

•	changes in operating performance; and

•	access to capital markets and changes in credit ratings.

For further details and a discussion of these and other risks and uncertainties, please see Idearc Inc.’s filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc Inc.’s information statement, filed as part of its registration statement on Form 10, and related amendments, filed with the Securities and Exchange Commission on July 7, 2006, and made effective as of Nov. 1, 2006.

Other unknown or unpredictable factors could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. We caution you not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements concerning Idearc Inc., or other matters and attributable to Idearc Inc. or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. Idearc Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

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